NEUBERGER BERMAN EQUITY TRUST
                             DISTRIBUTION AGREEMENT

                                   SCHEDULE A


SERIES                                   DATE MADE PARTY TO AGREEMENT
------                                   ----------------------------

Neuberger Berman Focus Trust             August 3, 1993

Neuberger Berman Genesis Trust           August 3, 1993

Neuberger Berman Guardian Trust          August 3, 1993

Neuberger Berman Manhattan Trust         August 3, 1993

Neuberger Berman Partners Trust          August 3, 1993

Neuberger Berman NYCDC Socially          March 14, 1994
Responsible Trust

Neuberger Berman International Trust     August 30, 1997

Neuberger Berman Millennium Trust        October 19, 1998

Neuberger Berman Regency Trust            April 30, 1999

DATED: April 30, 1999